EXHIBIT 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
205-264-4551	205-264-7040

Regions Financial Corp. Announces Preliminary Stress Capital Buffer Requirement of 3.0%

BIRMINGHAM, Ala. - June 30, 2020 - The Federal Reserve indicated to Regions Financial Corporation (NYSE:RF) that the company exceeded all minimum capital levels under the Supervisory Stress Test. Regions’ preliminary Stress Capital Buffer requirement for the fourth quarter of 2020 through the third quarter of 2021, as determined by the Federal Reserve, will be 3.0%, representing the amount of capital degradation under the Supervisory Severely Adverse scenario, inclusive of four quarters of planned common stock dividends. The company believes its proactive interest rate hedging program, which became effective in 2020, will provide substantial resilience to pretax pre-provision net revenue.

“Over the past decade we've strengthened our capital position and optimized our balance sheet to improve risk-adjusted returns while making strategic investments to deliver sustainable performance. Additionally, we have taken meaningful steps to reduce variability in our revenue streams,” said John Turner, President and CEO. “We are committed to effectively managing capital to strengthen organic growth, generate sustainable, long-term value for our shareholders, and continue lending activities to support customers and communities during the current economic downturn.”

These results allow Regions to manage capital in support of lending activities and focus on appropriate shareholder returns. Regions’ current Capital Plan reflects the previously announced suspension of share repurchases through year-end 2020. Regions' Board of Directors will evaluate the common stock dividend at its regularly scheduled meeting in July 2020. Additionally, the Federal Reserve has provided specific limitations on capital distributions in the third quarter of 2020 that the company will need to maintain compliance with in order to maintain its common stock dividend. Regions expects to be in compliance with these requirements for the third quarter of 2020.

Regions will continue to monitor the developing situation with COVID-19 and will, with its Board of Directors, consider adjustments to its capital actions if necessary. In addition, as part of its stress testing process, the Federal Reserve announced that due to rapidly changing conditions, it is requiring all large banks to update and resubmit their capital plans later this year so that it can conduct additional analysis to determine if adjustments are appropriate.

Regions believes its ongoing and robust capital planning process is designed to ensure the efficient use of capital while maintaining a long-term approach to capital allocation and distribution consistent with the company’s strategic priorities.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $133 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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